EXHIBIT 10.25

Amendment No. 2 to Master Solar Facility Turnkey Contract

This Amendment No. 2 (the “Amendment”) to the Master Solar Facility Turnkey Contract, between Sunrun Inc., a Delaware Corporation (“Sunrun”) and Solarmax Renewable Energy Provider, Inc., a California corporation (“Contractor”) (Contractor and Sunrun are each hereinafter referred to as “Party”, and together as “Parties”) is entered into as of 5/11/2015 and shall be effective as of June 1, 2015 (the “Amendment Effective Date”). Capitalized terms used but not defined herein shall have the meaning given to them in the Contract (as defined below).

WHEREAS, Sunrun and Contractor previously entered into that certain Master Solar Facility Turnkey Contract dated January 21, 2015, as amended (the “Contract”) in which the Parties agreed, among other things, to the general terms and conditions for the design, engineering, procurement, installation and construction of one or more Solar Facilities; and

WHEREAS, Sunrun and Contractor mutually desire to amend the Contract as set forth below.

NOW THEREFORE in consideration of the mutual promises and covenants set forth herein, it is agreed:

1. Exhibit C to the Contract shall be deleted in its entirety and replace in full by Exhibit C attached hereto.

2. Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in the Contract. Except as expressly amended by this Amendment or any additional amendments made pursuant to Section 14.2 of the Contract, the Contract remains in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Contract, the terms of this Amendment shall prevail. Each Party warrants that it has the authority to enter into this Amendment and perform its obligations hereunder. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Sunrun and Contractor hereby execute this Amendment No. 2 as of the Amendment Effective Date.

SUNRUN INC.		Solarmax Renewable Energy Provider, Inc.

By:	/s/ Matthew Woods	By:	/s/ Michael Valencia
Name:	Matthew Woods	Name:	Michael Valencia
Title:	Sr. Vice President, Channel Sales / Partner Management	Title:	Sales Director
Date:	5/11/2015	Date:	5/10/2015

EXHIBIT C

PAYMENT MILESTONES

Capitalized terms contained herein have the meanings set forth in the Master Solar Facility Turnkey Contract.

If Host Customer and Sunrun have entered into a Residential Solar Customer Agreement prior to June 1, 2015:

Milestone	Payment Due Contractor	Terms
(1) Photovoltaic modules and inverter are delivered to the Host Customer’s Site and all Work necessary to design, engineer, construct and install a Solar Facility on a Host Customer Site is complete	60% of Contract Price	Payment initiated within 10 Business Days
(2) Substantial Completion achieved	20% of Contract Price	Payment initiated within 10 Business Days
(3) Final Completion achieved	20% of Contract Price	Payment initiated within 10 Business Days

Contractor shall have the option to invoice Sunrun once per Solar Facility Addendum reflecting the amounts due for each milestone.

Otherwise:

Milestone	Payment Due Contractor	Terms
(1) Photovoltaic modules and inverter are delivered to the Host Customer’s Site and all Work necessary to design, engineer, construct and install a Solar Facility on a Host Customer Site is complete	80% of Contract Price	Payment initiated within 10 Business Days
(2) Substantial Completion achieved	0% of Contract Price	Payment initiated within 10 Business Days
(3) Final Completion achieved	20% of Contract Price	Payment initiated within 10 Business Days

Contractor shall have the option to invoice Sunrun once per Solar Facility Addendum reflecting the amounts due for each milestone.